UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

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SMG INDIUM RESOURCES LTD.

(Exact name of registrant as specified in its charter)

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Delaware	000-54391	51-0662991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Ave., 16th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(212) 984-0635

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into Material Definitive Agreement.

On December 9, 2013, SMG Indium Resources Ltd. (the “Company”) and Specialty Metals Group Advisors LLC (the “Manager”) entered into a First Amendment to the Amended and Restated Management Services Agreement (the “Amendment”) dated as of May 10, 2011, by and between the Company and the Manager (the “Agreement”). Pursuant to the Amendment, the Company and the Manager revised (i) the methodology for determining the monthly management fee to be paid by the Company to the Manager for services rendered by the Manager beginning in January 2014; (ii) the term of the Agreement such that it expires on December 31, 2014; (iii) the termination provisions of the Agreement; and (iv) the effects of termination of the Agreement to remove any additional payments (other than that portion of the Management Fee payable through the effective date of termination) that were required to be paid by the Company to the Manager in certain termination events. The Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Agreement and the Amendment reflect related party transactions, as several of the Company’s executives and directors are also members of the Manager. The members of the Manager are as follows: Ailon Z. Grushkin, President and Director of the Company; BRACK Advisors LLC, a New Jersey limited liability company whose managing member is Richard A. Biele, Chief Operating Officer of the Company; Alan C. Benjamin, Chief Executive Officer of the Company; and RCM Indium LLC, a Delaware limited liability company whose members include Raging Capital Management LLC, whose sole member is William C. Martin, a Director of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On December 9, 2013, Richard A. Biele, Alan C. Benjamin, Mark Stephen Neuhof and Patrick James Richardson each notified the Company that they were resigning from the Board of Directors (the “Board”) of the Company, effective as of December 9, 2013. There were no disagreements between any of the directors and the Company on any matter relating to the Company’s operations, policies or practices.

Election of Directors

On December 9, 2013, the Board, acting upon the recommendation of the Governance and Nominating Committee, voted to elect Frederick C. Wasch and Allan J. Young to join the Board as directors. Also on December 9, 2013, the Board appointed Messrs. Wasch and Young to serve on each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee of the Board. Messrs. Wasch and Young were presented to the Governance and Nominating Committee of the Board by Raging Capital Management LLC. Other than the foregoing, there are no arrangements or understandings pursuant to which either of Messrs. Wasch or Young were selected as directors. Mr. Wasch is Chief Financial Officer and a member, and Mr. Young is Managing Partner, of Raging Capital Management, LLC. Raging Capital Management LLC is a member of RCM Indium LLC, which is a member of the Manager. The primary responsibilities of the Manager are: (i) purchasing, lending, leasing and selling indium; (ii) submitting written reports to the Company’s board of directors detailing the delivery and payment particulars regarding each purchase, lease, loan or sale of indium; (iii) arranging for the storage of indium; (iv) preparing a biweekly report on the net market value; (v) preparing any regulatory filings or special reports to the Company’s stockholders and board of directors; and (vi) managing the general business affairs of the Company. During 2012 and for the nine months ended September 30, 2013, the Company paid approximately $0.6 million and approximately $0.5 million, respectively, to the Manager.

Following the resignations and subsequent appointments described above, and pursuant to the Company’s By-Laws, the Board reduced the number of directors which will constitute the entire Board of Directors from seven to five.

On December 11, 2013, the Company issued a press release regarding the above director resignations and elections and the declaration of the special cash distribution. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Compensatory Arrangements for Existing Officer

On December 6, 2013, the Compensation Committee of the Board approved the following compensatory arrangements: (i) a bonus payment to Ms. Paetzold, the Company's Chief Financial Officer, in the amount of $25,000, payable by January 30, 2014; and (ii) establishment of a target bonus for Ms. Paetzold for services to be rendered during 2014 at $25,000.

Item 8.01. Other Events.

On December 11, 2013, the Company announced that the Board approved a payment of a special cash distribution to stockholders in the amount of U.S. $1.30 per share of Common Stock. The record date for shareholders entitled to receive the payment will be December 20, 2013. The payment date will be December 27, 2013. A majority of the distribution is expected to be treated as a return of capital for tax purposes. The Board will continue to explore ways to tax efficiently return capital to stockholders. The Board views this distribution as an effective way to return value to stockholders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	First Amendment to Amended and Restated Management Services Agreement, dated as of December 9, 2013
17.1	Resignation Letter of Richard Biele
17.2	Resignation Letter of Alan C. Benjamin
17.3	Resignation Letter of Mark Stephen Neuhof
17.4	Resignation Letter of Patrick James Richardson
99.1	Press release dated December 11, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMG Indium RESOURCES LTD.

Dated: December 11, 2013	By:	/s/ Alan C. Benjamin
	Name: Title:	Alan C. Benjamin Chief Executive Officer